Exhibit 10.1

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT ("Agreement") is made on the 1st day of September 2013, between GREEN TECHNOLOGY SOLUTIONS, INC., and GTSO RESOURCES LLC., or any of its subsidiaries, represented herein by Paul Watson, President and CEO, whose address is 2880 Zanker Road, Suite 203, San Jose, CA 95134 (collectively referred to as “GTSO”), and SOCIEDAD DE RECICLAJE CHILERECICLA E-WASTE, also known as “CHILERECICLA E-WASTE” (referred to as “Chilerecicla” or “the Company”), represented by Francisco Fernandez, CEO, both domiciled at Longitudinal Sur 2661, Panamericana Norte, Chillán, Chile, with Agreement entities collectively referred to as “Parties.”

RECITALS

WHEREAS: On March 4th, 2013, the parties have signed a Letter of Intent with the objective to explore the joint developing of an e-waste related business in Latin America.

WHEREAS: On May 12th, 2013, the parties entered into a Joint Venture Agreement aiming to advance jointly in evaluating and executing an e-waste related business consisting in collecting, purchasing and trading e-waste through their respective networks of suppliers, buyers and clients and they agreed on the contributions and responsibilities for each party.

WHEREAS: After a period of evaluation, the parties are ready to execute an initial spot and single operation as a way to test in practice the planning they have designed so far.

THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

First: GTSO will contribute with US $50.000 for the purchase and exporting of e-waste by Chilerecicla. The contribution will be paid in two installments of US $25.000 each, the first within 10 days from the signature of this document by both parties and the second 30 days after the first payment. The payments will be made through wire transfer to the account designated by Chilerecicla in the Appendix A of this document. For the purpose of this amendment the payment will be considered as performed the day in which Chilerecicla confirms the reception of the funds in its account. Chilerecicla will be responsible for the coordination required to allow the transfer of the funds to Chile, in particular with the fulfillment of Chapter XIV of the Compendium of Foreign Exchange Rules of the Chilean Central Bank.

Second: Chilerecila will generate a different and segregated business unit to manage the funds and execute the joint business. For this purpose Chilerecicla will be allowed to assign the business to a new or existing entity. If Chilerecicla decides to assign the business to a different entity, Chilerecicla will remain responsible for all the obligations assumed by this joint venture and GTSO will have the right to demand the complete fulfillment of them to either Chilerecicla, the entity to which the contract is assigned or to both of them.

Third: The use of proceeds contributed by GTSO will be exclusively to purchase and export e-waste from suppliers of the Latin American region to either Umicore or Dowa. Chilerecicla will not be authorized to use the funds for any other purpose.

Fourth: Chilerecicla or the assigned entity, if applicable, will be responsible for keeping updated the records of the costs, expenses and revenues generated by the business and will have to report GTSO about the status and progress of the business on a weekly basis. GTSO will have the right to demand and verify the supporting documents at any time either directly or through third parties hired for such purpose.

REF: GTSO-Project Chile Development Plan	Joint Venture Agreement

Joint Venture Operations:

1.
The Business. The Parties hereby agree to jointly work towards the assessment and continued development of a waste management collection, processing and sales operation wherein GTSO will contribute funding and operational oversight towards the development of a project to acquire primarily electronics and plastic waste for the purpose of selling minerals, metals and plastics for reuse. The contribution of GTSO will initially be limited to $50,000 in funding and organizing bi-monthly meetings to provide operational oversight and business plan development and marketing expertise.  The Company will execute the business plan or other programs as agreed to by the Parties, make any and all necessary disbursements on behalf of the Business, and collect and distribute profits in accordance with the participation percentages of the Joint Venturers. The terms of this Agreement will be implemented in the governing documents of the Company to the extent practicable; to the extent that certain terms may not be implemented in the Company’s governing documents, then this Agreement will govern the relations between the Parties to the extent of any such inability.

2.	Contributions. The contributions of each Joint Venturer to the Business are as set forth in Appendix A.

3.
Operations of Venture. All losses and disbursements incurred by the Company in acquiring, holding and protecting the business interest and the net profits shall, during the period of the venture, be paid by the Company in the proportions described herein. As set forth in Appendix A, GTSO has agreed to provide certain financing for the Company and such financing may be limited to the current participation at any time at the sole discretion of GTSO. All losses incurred by the Parties will be limited to their financial contribution to the Business and GTSO will be held harmless by the Company for any liabilities incurred in excess of this amount.  The Parties agree that GTSO will also provide consulting services to the Company as required and that GTSO will participate in strategic and operational decisions as required.

4.
Profits of the Venture. The Parties agree to allocate the profits (as defined herein) in the manner detailed in Appendix A.  For all general purposes “profits” will be defined as gross sales less acquisition cost of the material less 15% for admin costs.

5.
General Provisions. The Company will act on its own behalf and exclusively under its name. Therefore, the Company will not be allowed to represent GTSO. The Company shall indemnify and hold harmless GTSO and its officers and agents from any claim or liability arising from its actions, decisions, business and contracts.

6.
Arbitration and Attorneys’ Fees. The Joint Venturers agree that any dispute, claim, or controversy concerning this Agreement or the termination of this Agreement, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Joint Venturers will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide, and each Joint Venturer shall separately pay its own counsel fees and expenses.

7.
Confidential Information. The Parties acknowledge and agree that in the course of the performance of this Agreement or additional services pursuant to this Agreement, that each may be given access to, or come into possession of, confidential information of the other party which  may contain trade secrets, proprietary data or other confidential material of that party. Therefore, the Parties will execute a mutual Non-Disclosure Agreement. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both parties.

REF: GTSO-Project Chile Development Plan	Joint Venture Agreement

8.
Public Disclosures.  The Parties acknowledge and agree that periodically GTSO will disclose the ongoing business of GTSO with a description of material events.  Company acknowledges and agrees that material events will include a discussion of the potential business association and/or acquisition by GTSO of Company and by necessity, a description of Company’s business and accomplishments, as limited by the mutual Non-Disclosure Agreement in regards to actual diagrams, operations and processes.  Company agrees that GTSO may make the disclosures described above without the prior approval and/or authorization of Company.

9.
Indemnification.  Each Joint Venturer, at its own expense, shall indemnify, defend and hold the other Joint Venturer, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney fees) resulting solely and directly from the indemnifying party's negligence or willful misconduct. Neither Joint Venture Partner shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, directors, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification or of any third party. The Parties agree to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each party further agrees to cooperate with the other in the defense of any such claim or other matter.

10.
Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EACH JOINT VENTURER HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS FOR ANY LAWSUIT FILED THERE AGAINST ANY PARTY TO THIS AGREEMENT BY ANY OTHER PARTY TO THIS AGREEMENT CONCERNING THE JOINT VENTURE OR ANY MATTER ARISING FROM OR RELATING TO THIS AGREEMENT.

Signatures of Agreement on Following Page

REF: GTSO-Project Chile Development Plan	Joint Venture Agreement

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first written above.

/s/ Paul Watson	31 August 2013
Signature	Date

Paul Watson

/s/ Francisco Fernandez	30 August 2013
Signature	Date

Francisco Fernandez

REF: GTSO-Project Chile Development Plan	Joint Venture Agreement

APPENDIX A

CONTRIBUTIONS OF THE PARTIES

General terms

The participation of GTSO in the Joint Venture referred to herein by providing US $50.000 for the purchase and exporting of e-waste managed by Chilerecicla. The contribution will be paid in two installments of US $25.000 each, the first within 10 days from the signature of this document by both parties and the second 30 days after the first payment.

All the tasks related with preparatory activities previous to the trading of e-waste will be considered part of the start-up phase of the business. These activities will include, but not limited to, updates to the feasibility and market studies, operational and commercial plan, structuring of the logistic chain and selection of service providers.

For general terms “profits” will be defined as gross sales less acquisition cost of the material less 15% for admin costs.

Joint Venture Contribution

GTSO commits to fund $50,000 of the cash flow requirements to commence operations of the joint venture.

Throughout Phase I, the company will provide GTSO with revised timelines, budget and operational plan to development best practices and both parties shall agree on an appropriate funding strategy for subsequent phases of the joint venture. GTSO will have no obligation to continue funding the business and accordingly the additional funding will be at the sole discretion of GTSO.

The company agrees in reserve at least 30% of the gross proceeds of the business to the payment of the contribution. Should the proceeds of the business demonstrate to be insufficient to pay the initial Joint Venture Contribution after 5 years from the date of the perception of the resources by the company, the contribution will be considered extinguished and GTSO will have no further rights over the proceeds of the business.

The amount of additional contributions, if any, will be decided exclusively by GTSO and will allow GTSO to participate in the profits of the joint business in the percentage the funding represents over the total budget for the first year of operations of the business.

GTSO Resources (GTSO)

The participation of GTSO in the Joint Venture referred to herein will begin with initial contributions made to the joint venture for immediate working capital expenses.

In additional to financial contributions, GTSO will support The Company in management, administration and operational development of the business and will include but will not be limited to the following:

-	Analyze global and regional trends in the recovery and reuse of electronics and plastic waste for commodity sales channels.
-	Provide corporate oversight and direction to the Company and is subsidiaries and partners.
-	Dissemination of reports related to the ongoing operations of the joint venture and electronic and plastic waste recovery industry.
-	Review business case with the Company bi-monthly to manage operational expenditures, sales forecast and additional partnership opportunities.

REF: GTSO-Project Chile Development Plan	Joint Venture Agreement

Chilerecicla (The Company)

The participation of the Company in the Business will be in the form of management, administration and operational development of the business and will include but will not be limited to the following:

-	Provide Feasibility Study of the business and a detailed operational plan for its execution.
-	Maintaining the legal entity, through which the Business will be conducted.
-	Maintaining all books of account and any necessary tax and commodity tax filings and payments as required.
-	Dissemination of all relevant reportable events that affect the Business.
-	Monthly reporting to GTSO on all activities under taken by the Business and a budget to actual reporting of the operational expenditures of the Business.
-
Maintaining a plant with all the respective permits and authorizations as well as the qualified personnel required to receive, process, storage and sell - internally or internationally - the e-waste collected, purchased or received.

-	Detecting, contacting, negotiating and dealing with suppliers of e-waste.
-	Detecting, contacting, negotiating and dealing with buyers of e-waste.
-	Coordinate and operate the logistic chain required by the business.
-	Keep a qualified operational team of service providers to allow the efficient execution of the business.

The participation of the company in the business as described above will be considered a contribution to the business for all purposes and will allow it to participate in the distribution of the profits of the joint venture with a limit of 50% of the net profits.

BANK ACCOUNT

The funds GTSO must contribute to this Joint Venture will be transfer to the following account:

BANK:
BANK ADDRESS:
ACCOUNT NUMBER:
SWIFT CODE:
ACCOUNT HOLDER
ACCOUNT HOLDER ADDRESS:

REF: GTSO-Project Chile Development Plan	Joint Venture Agreement